77Q1.txt



ARTISAN PARTNERS FUNDS, INC.

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

      WHEREAS, Artisan Partners Funds, Inc., a
Wisconsin corporation registered under the Investment
Company Act of 1940 as an open-end diversified investment company ("Artisan Funds"), and Artisan
Partners Limited Partnership, a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser ("Artisan Partners"), entered into an Investment Advisory Agreement dated May 10,
2006 with respect to Artisan Emerging Markets Fund (as amended through the date hereof, the "Investment Advisory
Agreement"); and

	WHEREAS, pursuant to Section 10 of the
Investment Advisory Agreement, Artisan Funds and
Artisan Partners desire to amend the Investment Advisory
Agreement as provided herein;

	NOW, THEREFORE, the Parties hereby agree as follows:

1.	Effective as of the date hereof, the Investment
Advisory Agreement is hereby amended as follows:

A.	Section 4 of the Investment Advisory
Agreement is hereby deleted and replaced in its entirety with the following:

	Compensation of Artisan
	Partners.  For the services to
	be rendered and the charges
	and expenses to be assumed
	and to be paid by Artisan
	Partners hereunder, the Fund
	shall pay to Artisan Partners
	a monthly fee at the annual
	rate of 1.050% of the Fund's
	average daily net assets up to
	$1 billion; 1.025% of average
	daily net assets from $1
	billion up to $2 billion;
	1.000% of average daily net
	assets from $2 billion up to
	$3.5 billion; 0.975% of
	average daily net assets from
	$3.5 billion up to $5 billion;
	and 0.950% of average daily
	net assets over $5 billion.

2.	Any capitalized term used herein and not defined
herein shall have the meaning assigned to it in the Investment Advisory Agreement.

3.	Except as specifically modified by this Amendment,
all terms and conditions of the Investment Advisory
Agreement shall remain in full force and effect.

4.	This Amendment constitutes the final, complete,
exclusive and fully integrated record of the agreement of the Parties with respect to the subject matter herein and the amendment of the Investment
Advisory Agreement with respect to such subject matter. This Amendment may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument

Dated:  February 1, 2013

			Artisan Partners Funds, Inc.

			By:/s/ Sarah A. Johnson


			Artisan Partners Limited Partnership

			By:	Artisan Investments GP LLC
				its General Partner

			By: /s/ Sarah A. Johnson